Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Jeffrey N. Boyer ExecutiveVice President - Chief Financial Officer (972) 409-1581

Christopher J. Holland Vice President – Finance (972) 409-1667

Michaels Stores January Sales Increase 12%
— Same-Store Sales Increase 7% —
— Increases Fourth Quarter and Full Year EPS Guidance —

IRVING, Texas —February 3, 2005 — Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the month of January were $244.2 million, a 12% increase over last year’s $217.7 million. Same-store sales for the month increased 7%. Total sales for the fourth quarter were $1.185 billion, an 11% increase over last year’s $1.063 billion, and same-store sales for the fourth quarter increased 7%. Total sales for 2004 were $3.393 billion, a 10% increase over last year’s $3.091 billion. Same-store sales for the year increased 5%.

     For the month, customer traffic increased 6% and average ticket increased 4%. A custom frame promotion late in the month of January shifted additional custom frame deliveries into February, reducing overall January same-store sales by 3%. For the quarter, customer traffic increased 6% and average ticket increased 2%. The shift of additional custom frame deliveries into February reduced fourth quarter same-store sales by 1%. For the year, customer traffic increased 4% and average ticket increased 1%. Strengthening in the Canadian dollar from the prior year favorably affected the Company’s average ticket by approximately 30 basis points for January and for the year, and approximately 40 basis points for the quarter.

     Michael Rouleau, Chief Executive Officer, said, “We are very pleased with our strong same-store sales performance in January, especially after an impressive 14% same-store sales performance in December and in spite of difficult weather throughout much of the country this month. For January, our best performing regions were the Pacific, Northern and Southeast zones and our best performing categories were Yarn, Custom Framing, Scrapbooking, Ready-Made Frames, and Impulse. For the fourth quarter, our strongest regions were the Pacific, Southeast, and Central zones and our strongest categories were Yarn, Scrapbooking, Custom Framing, and Kids Crafts.”

     Rouleau concluded, “Fiscal 2004 will be our eighth straight year of record sales and operating income. This is in large part due to our continued efforts to enhance our merchandising capabilities through improvements to our systems and processes as well as investments in our merchandising and inventory management organizations. We successfully completed our most important initiative ever this past June, the implementation of our automated replenishment and perpetual inventory systems. With improved product offerings, enhanced in-store merchandising, and higher inventory in-stock levels during the fourth quarter, we are beginning to see the benefits of our investments in our organization and systems but also feel that we have only scratched the surface of what these systems can enable us to accomplish. We look forward to realizing the full benefits of our investments in our systems, processes and people over the next several years.”

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
972.409.1300

     The Company now expects fourth quarter diluted earnings per share to range from $.77 to $.78, an increase of approximately 15% over last year, driven by strong same-store sales, incremental sales from new stores, and solid expansion in operating margins for the quarter. Full year diluted earnings per share are expected to range from $1.48 to $1.49, an increase of approximately 17% over fiscal 2003 diluted EPS of $1.27, and inclusive of the $4.9 million pre-tax charge in the second quarter for the establishment of insurance reserves reflecting the financial difficulties of one of the company’s previous insurance carriers.

     For fiscal year 2005, the Company expects diluted earnings per share to increase by 15% to 20%, driven by a 3% to 5% same-store sale increase, 45 new Michaels stores, and the continued expansion of operating margins.

     The Company plans to release its fourth quarter and fiscal year 2004 earnings results on Wednesday, March 2, 2005, and will host a conference call at 4:00 p.m. CT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4758962.

     Going forward, the Company will report sales performance on a quarterly rather than monthly basis beginning with a report of its 2005 first quarter sales on Thursday, May 5, 2005, at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of February 3, 2005, the Company owns and operates 846 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, eight Recollections stores, and three Star Wholesale operations.

     This document contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, July 31, 2004, and October 30, 2004. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity cost increases and currency fluctuations; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, particularly in “Critical Accounting Policies” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
972.409.1300